As filed with the Securities and Exchange Commission on October ___, 1998

                                                               Registration No.:
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                            SIRCO INTERNATIONAL CORP.
             (Exact name of registrant as specified in its charter)

           New York                                            13-2511270
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)

                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901
                                 (203) 359-4100
               (Address, including zip code, and telephone number,
        including area code of Registrant's principal executive offices)

                                   JOEL DUPRE
                Chairman of the Board and Chief Executive Officer
                            Sirco International Corp.
                             24 Richmond Hill Avenue
                           Stamford, Connecticut 06901
                                 (203) 359-4100
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                    Copy To:

                              Eric M. Hellige, Esq.
                        Pryor Cashman Sherman & Flynn LLP
                                 410 Park Avenue
                            New York, New York 10022
                                 (212) 421-4100

                  Approximate date of commencement of proposed sale of the securities to the public: As soon as possible after this Registration Statement becomes effective.

         If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            -------------------------

                         Calculation Of Registration Fee

                                                                      Proposed         Proposed
                                                                       Maximum          Maximum
                                                                      Offering         Aggregate
          Title of Each Class of                  Amount to           Price Per        Offering          Amount of
        Securities to be Registered             be Registered          Share*           Price*        Registration Fee
        ---------------------------             -------------          ------           ------        ----------------
Common Stock, $.01 par value...............     914,916 shares          $1.09         $997,258.44         $199.45

-------------
* Calculated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee (based on the closing price per share of the Registrant's common stock as reported on the NASDAQ Small Cap market on October 16, 1998.)


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 22, 1998

PROSPECTUS

                                 914,916 Shares

                            SIRCO INTERNATIONAL CORP.

                                  Common Stock
                           (Par value $.10 Per Share)
                              ---------------------


         The shareholders listed in this prospectus are offering and selling up to 914,916 shares of common stock of Sirco International Corp. We will not receive any proceeds from such sale.

         Our common stock is listed on the NASDAQ Small Cap market under the symbol "SIRC." The last reported bid price for the common stock on October 16, 1998, was $1.06 per share. The last reported ask price for the common stock on such date was $1.13 per share.

         The selling shareholders may offer their shares of common stock through public or private transactions in the over-the-counter markets, on or off the United States exchanges, at prevailing market prices or at privately negotiated prices. The selling shareholders may engage brokers or dealers who may receive commissions or discounts from the selling shareholders.

                              ---------------------

         See "Risk Factors" at page 7 of this prospectus for a discussion of certain material factors which you should consider before investing in the common stock offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                              ---------------------


              The date of this Prospectus is _______________, 1998.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room located 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-0330 for further information on the operation of such public reference room. You may also request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov.


                           INCORPORATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended:

         (1) Annual Report on Form 10-K for the fiscal year ended November 30, 1997, as amended by Form 10-K/A dated May 7, 1998;

         (2) Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 1998, May 31, 1998 and August 31, 1998, and

         (3)   Proxy Statement dated May 11, 1998.

         You may request a copy of these filings (excluding exhibits to such filings which we have not specifically incorporated by reference in such filings), at no cost, by writing or telephoning us at the following address:

                         Sirco International Corp.
                         24 Richmond Hill Avenue
                         Stamford, Connecticut 06901
                         Attn: Mr. Paul H. Riss, Chief Financial Officer
                         (203) 359-4100

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         The following discussion and analysis contains forward-looking statements. Such statements generally discuss future expectations. You can identify such statements by the use of forward looking terminology as "may," "will," "expect," "anticipate" or other similar words. You should be aware that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors. Factors that might cause such a difference include, among others, general economic and business conditions. See "Risk Factors."

                                ABOUT THE COMPANY

The Travel Product Business.

         We design, manufacturer and market a broad line of soft luggage, sports bags, backpacks, children's bags, tote bags and related products. Our strategy is to produce a diverse line of high quality, fashionable products at competitive prices. We believe our creative design, manufacturing and sourcing capabilities facilitate our ability to merchandise high quality products.

         As part of our strategy, we, among other things, (1) sell our products under many registered trade names, including "Cross Trainer," "J.T. Madison," "Mondo" and "Mountain Gear;" (2) sell our products under certain trademarked names we license from others, including "Dunlop," "Generra," "Gold's Gym," "Hedgren," "Koosh," "Maui and Sons," "Perry Ellis" and "S>>M" (Sport Music by
MTV); (3) design and manufacture soft luggage and sports bags on a contract basis for unaffiliated retailers and sportswear companies; and (4) sell luggage and American Airlines logo products to American Airlines, Inc. employees.

         While the primary markets for our products are the United States and Canada, foreign suppliers manufacture virtually all of our products according to our design specifications. During the fiscal year ended November 30, 1997, suppliers in The People's Republic of China manufactured approximately 68% of our products.

         We sell our luggage, sport bags, backpacks and related products primarily to (1) large national retail chain stores, including Target, Sears, Kmart and Wal-Mart; and (2) regional discount store chains, including ShopKo, Bradlees and Caldor. We also sell such products to (1) department stores and other specialty stores, including Federated Stores (Bloomingdale's and Stern's), The May Company, Innovation Luggage and Bentley's Luggage; (2) apparel chain stores, including The Marmaxx Group and Ross Stores; (3) sporting goods retailers, such as Gold's Gym; and (4) warehouse clubs, such as Price Costco. While we believe that we could replace most of these customers, loss of their business could adversely affect our operations.

         The following table sets forth the respective percentages of our net sales to Target, Kmart and The Marmaxx Group for the fiscal years ended November 30 1997, 1996 and 1995. No other customers purchased products representing 10% or more of our net sales during those fiscal years.

                                                              Fiscal Year
                            Customer                        Ended November 30
                            --------                   -------------------------
                                                       1995       1996      1997
                                                       ----       ----      ----
                      Target                             25%       19%       27%
                      Kmart                             ---       11%        17%
                      The Marmaxx Group                 ---       ---        14%

         We currently maintain showrooms in New York City and Ontario, Canada. We use full-time sales persons and independent sales representatives to solicit business directly from our customers. The independent sales representatives represent several other manufacturers or wholesalers. We pay them commission for their services, typically pursuant to the terms of a non-exclusive sales representative contract. We fill orders on the terms and conditions of standard purchase orders we receive from customers.

Termination of FILA and Airway Licenses.

         After extensive negotiations with FILA Sport S.p.A. ("FILA"), in February 1996, we agreed to stop shipping FILA product under a non-exclusive license with FILA during fiscal 1996. Net sales of the FILA product for the fiscal year ended November 30, 1996 were approximately $8,584,000 (including approximately $482,000 sold to FILA), or approximately 30.9% of our total net sales. We did not sell any products bearing the FILA name or logo in fiscal 1997. The loss of the FILA trademark adversely affected our results of operations in the fiscal year ended November 30, 1997 and will adversely impact our results of operations for the fiscal year ending November 30, 1998.

         During fiscal 1996, Airway Industries Inc. ("Airway") refused to renew its license agreement with our Canadian subsidiary, Sirco International (Canada) Limited ("Sirco Canada"). Sirco Canada had an exclusive license to sell in Canada through December 31, 1996, luggage and luggage related products under the trade names "Atlantic" and "Oleg Cassini." During the first quarter of fiscal 1997 (prior to the December 31, 1996 termination date), sales of Atlantic product approximated $472,000, which represented approximately 2.9% of our total net sales and approximately 63.8% of Sirco Canada's total net sales for that period. During the fiscal year ended November 30, 1996, sales of such product approximated $5,782,000, which represented approximately 20.8% of our total net sales and approximately 95.4% of Sirco Canada's total net sales for that period. The loss of such license agreement adversely affected our results of operations for the year ended November 30, 1997 and will adversely effect our results of operations for the fiscal year ending November 30, 1998.

Diversification Strategy - The Telecommunications Division.

         During the latter part of fiscal 1997, our Board of Directors reviewed proposals to increase the value of our common stock and thereby increase shareholder value. Included among such proposals were alternative business opportunities, including several opportunities outside of the luggage industry. In recognizing the significant growth opportunities in the telecommunications industry, particularly with respect to the competitive local exchange carriers, or "CLECs," on which the U.S. capital markets have placed relatively high valuations, the Board of Directors decided to diversify our business by expanding into the telecommunications industry. In the fourth quarter of fiscal 1997, our Board of Directors divided our business into the following two segments: (1) the travel business (luggage, sport bags and the American Airlines employee stores), and (2) the telecommunications industry, including primarily CLECs.

         In furtherance of our diversification strategy, since October 1997, we have made several investments in Access One Communications Corp. (formerly known as CLEC Holding Corp.) ("Access One"), which owns 95% of the capital stock of The Other Phone Company, Inc. ("OPC"), an integrated telecommunications provider based in Florida. We account for our investment in Access One using the equity method of accounting. As of October 1, 1998, we were the largest shareholder of Access One, owning approximately 30.6% of Access One's capital stock. Access One has advised us that OPC had approximately 13,500 local access lines on October 1, 1998, compared to approximately 2,500 local access lines on September 9, 1997.

         Consistent with our diversification strategy, we acquired Essex Communications, Inc. ("Essex"), a newly formed CLEC, on February 27, 1998. Essex intends to attract and retain a geographically concentrated customer base in the Northeastern and Mid-Atlantic states, primarily through the resale of products and services of incumbent and alternative facilities-based local providers. In March and April 1998, Essex signed agreements with affiliates of Bell Atlantic Corporation allowing Essex to resell local telephone service in New York and New Jersey. Essex has received approval to resell local telephone service from the Connecticut Department of Public Utility Control, the New Jersey Board of Public Utilities, and the New York Public Service Commission. Essex has also filed applications to resell local telephone service with the Virginia State Corporation Commission and the Massachusetts Department of Telecommunication and Energy. Essex is currently negotiating the terms of a resale agreement with Southern New England Telecommunications Corporation that will enable Essex to resell local telephone service in the State of Connecticut. Essex intends to market primarily to small- and medium-sized businesses with telecommunications usage of less than $2,000 per month. As part of its customer service strategy, Essex expects to be more responsive and innovative in satisfying customers' needs, while providing a product that is less expensive than the telephone service that the Bell operating companies provide. In addition to local telephone line usage, Essex plans to sell other enhanced and value added telecommunication services, such as voice mail, paging, long-distance and teleconferencing.

         Since the purchase of Essex, our telecommunications business has continued to grow. On August 14, 1998, Essex acquired WebQuill Internet Services LLC ("WebQuill") and American Telecom, LLC ("American Telecom"). This acquisition will enable us to provide Internet access to our telecommunications customers.

         On October 6, 1998, we signed a letter of intent with certain principal shareholders of Access One pursuant to which we expressed our intention to purchase, and such shareholders expressed their intention to sell, approximately
50.2 % of the outstanding shares of common stock of Access One for approximately 8,014,000 shares of our common stock. In connection with such acquisition, certain officers of Access One would become our executive officers and two individuals nominated by such selling shareholders would join our Board of Directors. Any such transaction is subject to the negotiation of definitive acquisition agreements and the compliance by the parties with closing conditions to be negotiated. There is no assurance that the transactions outlined in the letter of intent will occur as contemplated, if at all.

Declaration of Dividends.

         We have not declared any cash dividends with respect to our common stock during the past five fiscal years. Our Board of Directors may declare cash dividends in the future, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time. Our current financing arrangements prohibit us from paying dividends without the lender's prior consent.

Executive Offices.

         Sirco International Corp. was incorporated under the laws of New York on July 22, 1964. Our executive offices are located at 24 Richmond Hill Avenue, Stamford, Connecticut 06901 and our telephone number at that address is (203) 359-4100.

                                  RISK FACTORS

         The purchase of our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in such stock.

Reliance on License Agreements.

         Recent Termination of Material Licenses. Sales of licensed products accounted for approximately 66% of our net sales during fiscal 1997, 83% of our net sales during fiscal 1996 and 65% of our net sales during fiscal 1995. Sales of products developed and sold under our former license from FILA accounted for approximately 30.9% of our total net sales in fiscal 1996 and 21.4% of our total net sales in fiscal 1995. Sales of products developed and sold under our former license from Airway accounted for approximately 2.9% of our total net sales in fiscal 1997, 20.8% of our total net sales in fiscal 1996 and 14.3% of our total net sales in fiscal 1995. In 1996, both FILA and Airway terminated their respective license with us. Primarily because of such terminations, our net sales for the year ended November 30, 1997 declined by approximately $11,738,000 from the previous fiscal year. Such decline materially adversely affected our results of operations. See "About The Company." During fiscal 1996, we entered into new license agreements to develop and sell products bearing the "Perry Ellis" and "Hedgren" names and logos. However, we may not be able to successfully develop and sell enough products under such licenses to replace the product sales under our former FILA and Airway licenses.

         Possible Termination of Existing Licenses. Our licensors could terminate any of our existing licenses at any time. We also may not be able to procure new license agreements or renew existing license agreements on commercially reasonable terms.

         Terms of Existing License Agreements. Our license agreements limit our ability to manufacture certain products and to sell products in certain territories and markets. Typically, our licensors must approve, in their sole discretion, the products we develop and the third party manufacturers we use. Some license agreements require licensor approval for mergers, reorganizations, certain management changes or assignments of the respective license. Obtaining such approval may be time consuming and may adversely affect the timing of our introduction of new products. Such restrictions could significantly affect our growth.

Success of Products and Product Lines.

         Changing Consumer Preferences. As a result of changing consumer preferences, we may successfully market products for only one or two years. Any of our products or product lines could lose customer popularity.

         New Products Introductions. New products or product lines could be unsuccessful. During fiscal 1997, we introduced our "Perry Ellis," "Koosh" and "Hedgren" product lines. We cannot assure you that these new product lines will be successful.

         Competition for Retail Shelf Space. Our products compete with other similar products for retail shelf space. Limited shelf space in retail stores may hinder our ability to display existing products or expand our products and product lines.

Dependence on Key Personnel. Our future success depends on the continued efforts of Joel Dupre, our Chairman of the Board and Chief Executive Officer. Because we do not have (1) an employment agreement with Mr. Dupre; (2) a noncompete agreement with Mr. Dupre; or (3) key-man life insurance on Mr. Dupre's life, the loss of Mr. Dupre's services could materially adversely affect our Business. Our future success also depends on our ability to retain our key management, sales, marketing and product development personnel and to attract other personnel to satisfy our needs. We may not be successful in retaining and attracting such personnel.

Dependence on Third Party Manufacturers.

         No Long-Term Contracts. To date, third parties in The People's Republic of China, the Philippines, Taiwan and Thailand have manufactured substantially all of our products. Foreign suppliers in The People's Republic of China manufactured approximately 67.8% of our products during the fiscal year ended November 30, 1997, approximately 63.9% of our products during the fiscal year ended November 30 1996 and approximately 80.9% of our products during the fiscal year ended November 30, 1995. We do not have long-term contracts with any of these manufacturers. Although we believe we could find alternate facilities to replace such manufacturers, we have not made any arrangements for securing such replacements and we cannot assure you that we can obtain adequate alternate manufacturing facilities to meet the demand for production, particularly if a disruption of manufacturing sources in China or any other foreign country increased such demand. Further, a shift to alternate facilities, if available to us, could increase our manufacturing costs and subject our products to additional and/or higher quotas, duties, tariffs or other restrictions.

         International Relations. Foreign manufacturing is generally subject to risks, including, among others, the following:

               -   transportation   delays  and  interruptions;
               -   political  and economic disruptions;
               -   tariff impositions;
               -   import and export controls;
               -   governmental  policy  changes;
               -   transfer  of funds restrictions; and
               -   United States Dollar fluctuations against foreign currencies.

While such events have not materially adversely affected us in the past, the occurrence of any such event, particularly one affecting our business with Chinese manufacturers, could materially adversely affect us in the future.

Reliance on Customers and Retailers for Sales and Distribution. We sell and distribute our products principally through large national retail chain stores, regional discount store chains, department and specialty stores. We may lose our existing arrangements with our customers and may not establish any new arrangements with additional customers. A loss of several of these customers could materially adversely affect our business, results of operations and profitability. For a description of the respective percentages of net sales represented by sales to Target, Kmart and The Marmaxx Group for the fiscal years ended November 30 1997, 1996 and 1995, see "About The Company - Travel Product Business."

Competition. The luggage, sport bag and backpack industry is highly competitive. Competition is based primarily on the ability to (1) design and develop new products; (2) procure licenses for popular characters and trademarks; and (3) successfully market products. Many of our competitors, including certain of our licensors, have (1) longer operating histories; (2) broader product lines which include similar products or alternatives to our products; and (3) greater financial resources and advertising budgets. We have not in the past nor intend in the immediate future to devote substantial capital resources to advertising. Further, the luggage, sport bag and backpack industry has nominal barriers to entry. We may not be able to compete effectively in this marketplace.

Risks Associated with Telecommunications Division. In the fourth quarter of fiscal 1997, our Board of Directors decided to diversify our business by expanding into the telecommunications industry. Since October 1997, we have made several investments in Access One, which owns 95% of OPC, an integrated telecommunications provider based in Florida. In February 1998, we acquired Essex, a newly-formed CLEC, and in August 1998, we acquired WebQuill and American Telecom to add an Internet service provider. See "About The Company - Diversification Strategy - the Telecommunication Division." Our diversification strategy involves significant risks, including, but not limited to, the factors set forth below.

         Short Operating History; Net Losses. Since its inception, Essex has focused on organizational activities, including securing the proper authorization to operate as a telephone reseller in the States of Connecticut, New Jersey, New York, Virginia and Massachusetts. Essex began marketing its telecommunications products in May 1998 and by October 1, 1998 had approximately 1,250 local access lines. Because of its limited operating history, we cannot accurately predict Essex's potential success. Accordingly, you should consider the likelihood of Essex's success in view of all of the risks, expenses and delays inherent in establishing a new business, including, but not limited to the following:

                -      general expenses;
                -      unforeseeable complications and delays;
                -      implementation of marketing  strategies and  activities;
                - the uncertainty of market acceptance of new products and services;
                - intense competition from larger, more established competitors; and
                - incurring a net loss before generating any revenues or establishing an adequate customer base.

         Risks  of   Acquisitions.   We  intend  to   develop   and  expand  our
telecommunications business. Initially, we intend to acquire additional telecommunications and related businesses to enter new markets. Among the risks associated with such strategy, which could materially adversely affect our business, financial condition, results of operations and profitability, are the following:

           - we may not be able to identify, acquire or profitably manage such additional businesses;
           - we may incur substantial costs, delays or other operational or financial problems in integrating acquired businesses;
           -   such  acquisitions  may adversely  affect our operating  results;
           - such acquisitions may divert management's attention; we may not be able to retain acquired key personnel;
           - we may encounter unanticipated events, circumstances or legal liabilities; and the value of acquired intangible assets could decrease.

         Implementation and Suitable Resale Arrangements. Our development and expansion of the telecommunications business and our entry into new markets will depend on our ability to, among other things:

           -   lease or purchase suitable sites;
           -   obtain equipment on a timely basis;
           - negotiate suitable resale or interconnect arrangements with incumbent local exchange carriers, or "ILECs," on satisfactory terms and conditions; and
           -   finance the expansion of the telecommunications business.

         Dependence on Key Personnel and Consultants. A small number of key management and operating employees and consultants manage our telecommunications business. Our loss of such employees or consultants could materially adversely impact our telecommunications business. We believe that our future success in the telecommunications business significantly depends on our ability to attract and retain highly skilled and qualified telecommunications personnel.

         Reliance on Others. To limit our capital expenditures and support staff, we rely extensively on third parties. We do not own any part of a local exchange network or a long distance network. As a result, we depend entirely on facilities-based carriers for the transmission of customer telephone calls. Under the Telecommunications Act of 1996, we may purchase capacity from facilities-based carriers by entering into resale agreements with such carriers. The risk factors inherent in this approach include, but are not limited to, the following:

           -   the inability to negotiate and renew favorable resale agreements;
           - lack of timeliness of the ILEC in processing our orders for customers seeking to utilize our services;
           - dependence on the effectiveness of outside telemarketing services to attract new customers; and
           - reliance on others for prompt and accurate billing of our customers.

         Competition. We may be competing for local telephone services with ILEC's, which currently dominate their local telecommunications markets, other CLEC's and several other local exchange carriers. The following factors may, among other things, prevent us from obtaining the share of the telecommunications market necessary to achieve profitable telecommunications operations:

           -   ILECs' long-standing relationships with their customers;
           - the increase in business combinations and alliances in the telecommunications industry which may create significant new competitors;
           - the greater financial, personnel and other resources of existing and potential competitors; and
           - the ability of competitors with greater resources and capital to meet or undercut our proposed lower price structure.

         Rapid Technological Change. The telecommunications industry is subject to rapid and significant changes in technology. While we believe that these changes will not materially affect our ability to acquire necessary technologies, we cannot predict the effect of technological changes on our business.

         Regulation. Federal, state and local regulation may affect our telecommunications business. Since regulation of the telecommunications industry in general, and the CLEC industry in particular, is frequently changing, we cannot predict whether, when and to what extent new regulations will affect us. The following, among others, may adversely affect our business, financial condition and results of operations:

           -   delays in  obtaining  required  regulatory  approvals;
           -   new court decisions;
           -   the enactment of new adverse  regulations;  and
           -   the establishment of strict regulatory requirements.

Dividend Policy.

         Generally. We expect to retain earnings to finance the expansion and development of our business. Our Board of Directors, which the present shareholders currently control, may decide whether to make future cash dividend payments. Such decision will depend on, among other things, the following factors:

           -    our earnings;
           -    our capital requirements;
           -    our operating condition;
           -    our financial condition; and
           - our compliance with various financing covenants to which we are or may become a party.

         No Dividend Payments in Near Future. We are currently a party to a credit facility with Coast Business Credit, a division of Southern Pacific Thrift & Loan Association, that prohibits dividend payments without Coast Business Credit's prior consent. See "Item 5. Market for the Company's Common Equity and Related Stockholder Matters" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations Liquidity and Capital Resources" in our Annual Report on Form 10-K for the year ended November 30, 1997, as amended, which we have incorporated by reference.

Limited Public Market and Possible Volatility of Stock Price. Although there is a public market for the common stock, the market for the common stock is thinly traded. The trading prices of the common stock could be subject to wide fluctuations in response to, among other events and factors, the following:

           -   variations in our operating results;
           -   announcements by us or others;
           -   developments affecting us or our competitors; and
           -   extreme price and volume fluctuations in the stock market.

Effect of Certain Charter Provisions.

         Authority of Board of Directors to Issue Preferred Stock. Pursuant to the terms of our charter, our Board of Directors has the authority to issue up to 1,000,000 shares of preferred stock in one or more series. The Board of Directors may also determine the prices, rights, preferences, privileges and restrictions, including voting rights, of the shares within each series without any further shareholder vote or action. In June 1998, our Board of Directors authorized the issuance of up to 700 shares of Series A Preferred Stock which shares were subsequently issued. Our Board of Directors intends to increase the amount of shares designated as Series A Preferred Stock from 700 to 2,000 in order to effect the issuance of additional shares of Series A Preferred Stock to prospective investors. We are currently negotiating the terms of an investment which would result in the issuance of additional Series A Preferred Stock. Each share of Series A Preferred Stock currently is convertible into 667 shares of common stock. In connection with the issuance of additional shares of Series A Preferred Stock to an existing investor, we expect to increase the number of shares that are issuable upon conversion of the Series A Preferred Stock from 667 shares to 1,000 shares. The rights of the holders of preferred stock that the Board of Directors may issue may adversely affect the rights of the holders of common stock. While the issuance of such preferred stock could facilitate possible acquisitions and other corporate activities, it could also impede a third party's ability to acquire control of our company.

         Limitation of Liability of Directors. Pursuant to the terms of our charter and to the extent New York law permits, we and our shareholders may not hold our directors personally liable for monetary damages in the event of a breach of fiduciary duty.

Anti-takeover Effects of New York Law. Certain anti-takeover provisions of New York law could delay or hinder a change of control of our company. While such provisions generally facilitate the Board of Directors' ability to maximize shareholder value, they may discourage takeovers that could be in the best interest of certain shareholders. Such provisions could adversely affect the market value of the our stock in the future.

                                 USE OF PROCEEDS

         The shares of common stock offered hereby are being registered for the account of the selling shareholders identified in this prospectus. See "Selling Shareholders." All net proceeds from the sale of the common stock will go to the shareholders who offer and sell their shares. Accordingly, we will not receive any part of the proceeds from such sales of the common stock.

                              SELLING SHAREHOLDERS

         The selling shareholders have informed us that the name, address, maximum number of shares of common stock to be sold and total number of shares of common stock which each selling shareholder owns are as set forth in the following table. The selling shareholders may sell all or part of their shares of common stock pursuant to this prospectus. The offering of such shares of common stock is not being underwritten on a firm commitment basis. As a result, we cannot give you estimates as to the number and percentage of shares of common stock each selling shareholder will hold upon termination of this offering.

                                               Selling Shareholders
                                               --------------------
                                    No. of Shares of            Maximum No.        No. of Shares of    Percentage of
                                      Common Stock             of Shares of           Common Stock       Common Stock
                                    Beneficially Owned         Common Stock           to be Owned        to be Owned
      Name and Address               Prior to Offering         to be Offered         After Offering    After Offering
      ----------------               -----------------         -------------         --------------    --------------
Henry Azer(a) ....................          375,000                125,000               250,000           3.92%
9 Forest Drive
Westport, CT 06880

Lynn Minella (b)(c) ..............          104,200                 87,500                16,700              *
274 Keeler Drive
Ridgefield, CT 06877

Lynn Minella(b)(d) ...............           36,500                 35,000                 1,500              *
   As custodian for
   Alexander C. Minella
274 Keeler Drive
Ridgefield, CT 06877

Lynn Minella (b)(d) ..............           36,000                 35,000                 1,000              *
   As custodian for Lauren Minella
274 Keeler Drive
Ridgefield, CT 06877

TN Capital Group, Inc. ...........          267,500                157,500               110,000           1.73%
(b)(e)
1616 Post Road East,
Suite 4442
Fairfield, CT 06860

Anthony Scalice (b)(f) ...........           85,000                 35,000                50,000              *
2089 Washington Street
Merrick, NY 11556

Access One Communications ........          485,000                400,000                85,000           1.34%
   Corp.(g)
4205 Vineland Road
Suite L15
Orlando, FL 32811

Geils & Co., Inc. (h) ............           39,916                 39,916                     0              *
29B Mill Plain Road
Danbury, CT  06811

----------------------
*    Less than 1%.

(a) Mr. Azer is the Chief Technology Officer and a director of Essex. Mr. Azer was the principal of WebQuill and American Telecom, which were both purchased by Essex in August 1998. See "About the Company Diversification
     Strategy - The Telecommunications Division." The amount included in the table does not include certain shares which may be issued to Mr. Azer upon the attainment of certain performance objectives.

(b) These six shareholders (the "Essex Shareholders") were the shareholders of Essex, a company whose stock we acquired in February 1998. Pursuant to a Stock Purchase Agreement between the Company and the Essex Stockholders dated February 27, 1998 (the "Essex Agreement"), each Essex Stockholder received shares of common stock and three-year warrants to purchase common stock at a purchase price of $2.75 ("Three-Year Warrants") that will become exercisable upon the occurrence of certain events. Ms. Minella, Mr. Scalice and TN Capital Group, Inc. also received additional Three-Year Warrants that were vested and presently exercisable.

(c) Ms. Minella received 87,500 shares of common stock pursuant to the Essex Agreement. The amount listed in the table also includes Three-Year Warrants to purchase 12,500 shares of common stock that are vested and presently exercisable. The amount listed in the table does not include Ms. Minella's right to receive (i) Three Year Warrants to purchase an additional 37,500 shares of common stock or (ii) 50,000 shares of common stock, in each case exercisable upon the attainment by Essex of certain performance objectives.

(d) These stockholders received 35,000 shares of common stock pursuant to the Essex Agreement. The amount listed in the table does not include each stockholder's right to receive (i) Three Year Warrants to purchase an additional 15,000 shares of common stock or (ii) 10,000 shares of common stock, in each case exercisable upon the attainment by Essex of certain performance objectives.

(e) TN Capital received 157,500 shares of common stock pursuant to the Essex Agreement. The amount listed in the table does not include TN Capital's right to receive (i) Three Year Warrants to purchase an additional 67,500 shares of common stock or (ii) 90,000 shares of common stock, in each case exercisable upon the attainment by Essex of certain performance objectives.

(f) Mr. Scalice received 35,000 shares of common stock pursuant to the Essex Agreement. The amount listed in the table does not include Mr. Scalice's right to receive (i) Three Year Warrants to purchase an additional 15,000 shares of common stock or (ii) 20,000 shares of common stock, in each case exercisable upon the attainment by Essex of certain performance objectives.

(g) Access One Communications Corp., a New Jersey corporation (the "Access One"), acquired 425,000 shares of common stock from us on October 22, 1997 pursuant to a Stock Purchase Agreement dated October 22, 1997 (the "Purchase Agreement") between the Company and Access One. Pursuant to the Purchase Agreement, we received 3,000,000 shares of common stock of Access One in consideration for our shares of common stock. Pursuant to the Purchase Agreement, we received the right to nominate one director to the Board of Directors of Access One. We used this right to effect the election of Mr. Paul Riss, our Chief Financial Officer, to the Board of Access One. In connection with his election, Mr. Riss received three-year options to purchase up to 100,000 shares of common stock of Access One with an exercise price of $1.00 per share.

     Prior to the transactions contemplated by the Purchase Agreement, Access owned no shares of our common stock or any other of our securities, and was not otherwise affiliated, and did not have any material relationship, with us or any of our affiliates, except that on September 10, 1997, Access One borrowed from Joel Dupre, our Chairman of the Board and Chief Executive Officer, $150,000 under a promissory note that matured on November 10, 1997 and bore interest at the rate of 12% per annum. At maturity, Mr. Dupre converted the promissory note plus accrued interest into 306,000 shares of common stock of Access One. In addition, Mr. Dupre was granted five-year options to purchase up to 150,000 shares of common stock of Access One at $1.20 per share. Of the $150,000 originally loaned by Mr. Dupre to Access One, Mr. Dupre borrowed $100,000 from Joseph Takada, a shareholder of the Company and the Managing Director of Ideal Pacific Ltd., our manufacturing agent in Hong Kong, and $50,000 from Albert Cheng, a shareholder of the Company and the President of Constellation Enterprise Co., Ltd., a supplier of certain of our luggage and backpack products.

(h) The principal stockholder of Geils & Co. is Alexander G. Minella. Mr. Minella's wife, Lynn, and their children, Alexander and Lauren, are also listed as selling shareholders in this prospectus.

                              PLAN OF DISTRIBUTION

         The selling shareholders may offer their shares of common stock directly or through pledgees, donees, transferees or other successors in interest in one or more of the following transactions:

           -   in the over-the-counter market;
           - on any stock exchange on which shares of common stock may be listed at the time of sale;
           -   in negotiated  transactions;  or
           -   in a combination of any of the above transactions.

         The selling shareholders may offer their shares of common stock at any of the following prices:

           -   fixed prices which may be changed;
           -   market  prices  prevailing at the  time of  sale;
           -   prices  related  to such  prevailing  market prices; or
           -   at negotiated prices.

         The selling shareholders may sell their shares of common stock by one or more of the following methods, without limitation:

           - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
           - a broker or dealer may purchase as principal and resell for its account pursuant to this prospectus;
           - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
           - face-to-face transactions between the selling shareholders and purchasers without a broker-dealer.

In effecting sales, brokers or dealers that the selling shareholders engage may arrange for other brokers or dealers to participate. The selling shareholders may give such brokers or dealers commissions or discounts in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales.

         In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholders and any broker-dealers acting in connection with the sale of shares of common stock hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares of common stock as principals may be deemed underwriting compensation under the Securities Act.

         If and when a selling shareholder notifies us of that he or she has entered into a material arrangement with a broker-dealer for the sale of shares of common stock through a block trade, special offering or secondary distribution or a purchase by a broker or dealer, we will file a supplemental prospectus, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (1) the name of the selling shareholder and of the participating broker-dealer(s); (2) the number of shares of common stock involved; (3) the price at which such shares of common stock were sold; (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;
(5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (6) other facts material to the transaction.

         The selling shareholder reserves the sole right to accept and, together with any agent of the selling shareholder, to reject in whole or in part any proposed purchase of the shares of common stock. The selling shareholder will pay any sales commissions or other seller's compensation applicable to such transactions.

         We have not registered or qualified offers and sales of shares of the common stock under the laws of any country, other than the United States. To comply with certain states' securities laws, if applicable, the selling shareholders will offer and sell their shares of common stock in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the selling shareholders may not offer or sell shares of common stock unless we have registered or qualified such shares for sale in such states or we have complied with an available exemption from registration or qualification.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock may not simultaneously engage in market-making activities with respect to such shares of common stock for a period of two to nine business days prior to the commencement of such distribution. In addition, the selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rules 10b-2, 10b-6 and 10b-7. Such provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders or any such other person. This may affect the marketability of the common stock and the brokers' and dealers' ability to engage in market-marking activities with respect to the common stock.

         We will pay substantially all of the expenses incident to the registration of the shares of common stock by filing this prospectus, estimated to be approximately $16,000.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         Our authorized capital stock consists of 20,000,000 shares of common stock, par value $.10 per share, and 1,000,000 shares of preferred stock, par value $.10 per share. As of October 1, 1998, 6,343,316 shares of common stock were issued and outstanding and 700 shares of preferred stock were issued and outstanding.

Common Stock.

         Voting, Dividend and Other Rights. Each outstanding share of common stock will entitle the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of common stock will have no preemptive, subscription or conversion rights. All shares of common stock to be outstanding following this offering will be duly authorized, fully paid, and nonassessable. Our Board of Directors will declare if and when distributions may be paid out of legally available funds to the holders. We have not declared any cash dividends during the past fiscal year with respect to the common stock. Our declaration of any cash dividends in the future will depend our Board of Directors' determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. In addition, we are a party to a credit facility that prohibits the payment of dividends without the lender's prior consent.

         Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of Common stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

         Majority Voting. The holders of a majority of the outstanding shares of common stock constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The common stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of common stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholders action other than the election of directors. However, the Business Corporation Law of the State of New York (the "BCL") provides that certain extraordinary matters, such as a merger or consolidation in which the we are a constituent corporation, a sale or other disposition of all or substantially all of our assets, and the our dissolution, require the vote of the holders of two-thirds of all outstanding voting shares. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock.

         Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, the Board of Directors has the authority to issue these shares of preferred stock without shareholder approval. As described below, our Board of Directors has authorized the issuance of up to 700 shares of Series A Preferred Stock. Our Board of Directors intends to increase the amount of shares designated as Series A Preferred Stock from 700 to 2,000 in order to effect the issuance of additional shares of Series A Preferred Stock to prospective investors. We are currently negotiating the terms of an investment which would result in the issuance of additional Series A Preferred Stock.

         Series A Preferred Stock. Our certificate of incorporation, as amended, authorizes the issuance of up to 1,000,000 shares of preferred stock, par value $.10 per share. We have designated 700 preferred shares as "Series A Preferred Stock." The Series A Preferred Stock is entitled to receive dividends when, as and if declared by our Board of Directors. Each holder of Series A Preferred Stock has the right, at the option of the holder at any time, to convert each share of Series A Preferred Stock into 667 shares of common stock. After May 31, 1999, we have the right to convert each share of Series A Preferred Stock into common stock. The conversion price of shares of Series A Preferred Stock is subject to adjustment in the event of any reclassification, subdivision or combination of our outstanding common stock into a greater or small number of shares by a stock split, stock dividend or other similar event.

         In the event of a dissolution, liquidation or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive, prior and in preference to the holders of common stock, an amount equal to $1,000 per share purchase price per share, plus any cumulative and unpaid dividends. Thereafter, our remaining assets will be distributed ratably to the holders of common stock. The holders of shares of Series A Preferred Stock are entitled to that number of votes on all matters presented to shareholders equal to the number of shares of common stock then issuable upon conversion of such shares of Series A Preferred Stock. Without the approval of the holders of at least a majority of the Series A Preferred Stock then outstanding voting separately as a class, we may not amend our Certificate of Incorporation in any way which adversely affects the rights and preferences of the holders of the Series A Preferred Stock as a class

         Potential Dilution of Share Value; Preferences. Our Board of Directors may issue authorized and unissued shares of one or more new series of preferred stock with such voting, conversion, liquidation, redemption and other rights as the Board determines in its sole discretion without further shareholder action. Any issuance of shares of preferred stock could dilute the earnings per share and book value of existing shares of common stock. Because our Board of Directors has the authority to fix the voting rights for any series of preferred stock, the holders of shares of a new series of preferred stock could be entitled to vote separately as a class in connection with the approval of certain extraordinary corporate transactions where New York law does not require such class vote, or might be given a disproportionately large number of votes. The issuance of shares of preferred stock could also result in a class of securities outstanding that would have certain preferences (for example, with respect to dividends or liquidation), or would enjoy certain voting rights in addition to those of the common stock.

         Potential Frustration in Change of Control . Although we currently have no such intention, we could use authorized but unissued shares of preferred stock to hinder a change in control of our company. Any issuance of shares of preferred stock could dilute the stock ownership of persons seeking to gain control. Shares of a new series of preferred stock could also be convertible into a large number of shares of common stock or have other terms which might make more difficult or costly the acquisition of a controlling interest in our company. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons attempting to effect a takeover or otherwise gain control. Such shares could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid. In addition, the Board of Directors could authorize holders of a series of preferred stock to vote as a class, either separately or with the holders of the common stock, on any merger, sale or exchange of assets by us or any other extraordinary corporate transactions. The ability of the Board of Directors to take such actions might be considered as having an effect of discouraging any attempt by another person or entity to acquire control of our company.

         Transfer Agent. The registrar and transfer agent for the our common stock is Registrar and Transfer Company.

                                  LEGAL MATTERS

         Pryor Cashman Sherman & Flynn LLP, New York, New York, will pass upon certain legal matters in connection with this offering, including the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

         Our consolidated balance sheets as of November 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended November 30, 1997 appearing in our Annual Report on Form 10-K for the years ended November 30, 1997, as amended, have been audited by Nussbaum Yates & Wolpow, P.C., independent auditors, as set forth in their report thereon included therein and incorporated by reference, which is based in part on the report of Blackman Kallick Bartelstein, LLP. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

----------------------------------------
No  dealer,  sales  representative,   or
other person has been authorized to give
any   information   or   to   make   any
representations  in connection with this
offering  other than those  contained in
this  Prospectus,  and if given or made,
such information or representation  must
not  be  relied   upon  as  having  been
authorized   by  the   Company   or  any
Underwriter.  This  Prospectus  does not
constitute   an   offer  to  sell  or  a
solicitation  of an  offer to buy any of
the securities  offered hereby by anyone
in any  jurisdiction in which such offer
or  solicitation is not authorized or in
which the  person  making  such offer or
solicitation  is not  qualified to do so
or to any person to whom it is  unlawful
to  make  such  offer  or  solicitation.
Neither the delivery of this  Prospectus
nor any sale made hereunder shall, under
any     circumstances,     create    any
implication   that  there  has  been  no
change  in the  affairs  of the  Company
since  the  date   hereof  or  that  the
information contained herein is correct as of any time subsequent to the date hereof.

             ---------------
            TABLE OF CONTENTS

                                         Page

Where You Can Find  More Information
                                           2

Incorporation of Certain
   Documents by Reference.........         2

About the Company.................         3

Risk Factors .....................         7

Use of Proceeds.....................      13

Selling Shareholders..............        13

Plan of Distribution..............        15

Description of Securities to be
  Registered......................        17

Legal Matters.......................      20

Experts.............................      20

--------------------------------------------

                                                  914,916 Shares







                                             SIRCO INTERNATIONAL CORP.







                                                   Common Stock








                                                  ---------------

                                                    PROSPECTUS
                                                  ---------------







                                                 __________, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.          Other Expenses of Issuance and Distribution.

         Estimated expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered are as follows:

                           Registration Fee........................  $   199.45
                           Legal Fees and Expenses.................  $10,000.00
                           Accounting Fees and Expenses............  $ 5,000.00
                           Miscellaneous...........................  $   800.55

                                    Total                            $16,000.00


ITEM 15.          Indemnification of Directors and Officers

         Reference is made to Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), which provides for indemnification of directors and officers of New York corporations under certain circumstances.

         Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation, a
"derivation action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholders vote, agreement or otherwise.

         Article XII of the Registrant's by-laws requires the Registrant to indemnify its officers and directors to the fullest extent permitted under the BCL. Article XII of the Registrant's by-laws further provides that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except that no indemnification shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

         Section 402(b) of the BCL provides that a corporation's certificate of incorporation may include a provision that eliminates or limits the personal liability of the corporation's directors to the corporation or its shareholders for damages for any breach of a director's duty, provided that such provision does not eliminate or limit (1) the liability of any director if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that the director personally gained a financial profit or other advantage to which the director was not legally entitled or that the director's acts violated Section 719 of the BCL; or (2) the liability of any director for any act or omission prior to the adoption of a provision authorized by Section 402(b) of the BCL. Article Sixth of the Registrant's Certificate of Incorporation, as amended, provides that no director of the Registrant shall be liable to the Registrant or its shareholders for any breach of duty in such capacity except as provided in Section 402(b) of the BCL.

         Any amendment to or repeal of the Registrant's Certificate of Incorporation or by-laws shall not adversely affect any right or protection of a director or officer of the Registrant for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         The Registrant maintains directors and officers insurance which, subject to certain exclusions, insures the directors and officers of the Registrant against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures the Registrant against amounts which it has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


Item 16.  Exhibits

               Exhibit No.                 Description
               -----------                 -----------

                  5         Opinion of Pryor Cashman Sherman & Flynn LLP

                  23.1 Consent of Pryor Cashman Sherman & Flynn LLP (included as part of Exhibit 5.1)

                  23.2      Consent of Nussbaum Yates & Wolpow, P.C.

                  23.3      Consent of Blackman Kallick Bartelstein, LLP

                  24 Powers of Attorney (included in the signature page of this Registration Statement)

Item 17.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include  any  prospectus  required  by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of New York, State of New York on this 22nd day of October, 1998.

                                                 SIRCO INTERNATIONAL CORP.


                                                 By:   /s/ Joel Dupre
                                                       --------------
                                                       Joel Dupre
                                                       Chairman of the Board and
                                                       Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes Joel Dupre, Eric M. Hellige and Paul H. Riss, and each of them singly, his true and lawful attorneys-in-fact with full power to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as may be signed by said attorneys-in-fact, or any one of them, to any and all amendments to this Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Dated: October 22, 1998                              /s/ Joel Dupre
                                                     --------------
                                                     (Joel Dupre)
                                                     Chairman of the Board and
                                                     Chief Executive Officer


Dated: October 22, 1998                              /s/ Paul H. Riss
                                                     ----------------
                                                     (Paul H. Riss)
                                                     Chief Financial Officer and
                                                     Treasurer


Dated: October 22, 1998                              /s/ Eric M. Hellige
                                                     -------------------
                                                     (Eric M. Hellige)
                                                     Secretary


Dated: October 22, 1998                              /s/ Eric Smith
                                                     --------------
                                                     (Eric Smith)
                                                     Director


Dated: October 22, 1998                              /s/ Barrie Sommerfield
                                                     ----------------------
                                                     (Barrie Sommerfield)
                                                     Director

Dated: October 22, 1998                              /s/ Anthony Scalice
                                                     -------------------
                                                     (Anthony Scalice)
                                                     Director